                                                                       Exhibit 1
FOR IMMEDIATE RELEASE

Contact: Paula C. Norton
         (712) 277-5438

                          TERRA INDUSTRIES WITHDRAWS
                           MERGER PROPOSAL; MAY BUY
                             UNITS ON OPEN MARKET

          Sioux City, Iowa (May 11, 1995) - Terra Industries Inc. announced today that it has withdrawn the proposal it made in late March to acquire for $30 per unit all of the publicly traded senior preference units of Terra Nitrogen Company, L.P. (TNCLP). Terra also announced that its Board of Directors has approved an open market purchase program authorizing Terra to purchase up to five million TNCLP senior units from time to time at prices and in quantities management deems reasonable. Terra will finance the purchase with additional borrowings from its banks and expects to receive the necessary consent for the repurchases from its senior lenders early next week.

          After a number of meetings between the financial advisors of Terra and the independent committee of the Board of Directors of Terra Nitrogen Company
(TNC) (which is the general partner of TNCLP), the independent committee advised Terra senior management that there was a substantial difference between a price the independent committee would consider adequate and Terra's $30 offer. Terra disagreed and reiterated its analysis to the independent committee and its advisors and asked them to continue to study the issues. Because the differences between the independent committee and Terra could not be resolved, Terra decided to withdraw its merger proposal. Burton M. Joyce, Terra's President and Chief Executive Officer, said "We and the independent committee put a lot of work into this, but it became clear that the committee was not going to approve our proposal. Under the circumstances, it doesn't make sense for us to continue our discussions."

          Terra has been advised that TNCLP will pay a cash distribution of $1.14 per senior unit on May 30, 1995 to holders of record on May 24, 1995. TNCLP had previously reported record earnings of $14.7 million for the quarter ended March 31, 1995 compared to net income of $14.4 million for the first quarter of 1994. The increase in 1995 has resulted primarily from strong demand for nitrogen products while supplies remained tight due to reduced industry production. Terra management expects nitrogen demand to remain strong through the second quarter and expects the second quarter distribution to be substantially higher than the first quarter distribution. Terra has also been advised that TNC has authorized the use of $35 million of TNCLP's March 31, 1995 cash balances to repay a term loan.

          Under the terms of TNCLP's partnership agreement, TNC has exclusive authority to manage the business of TNCLP. As sole stockholder of TNC, Terra has the power to elect the TNC Board, and therefore effectively controls the management of TNC. Three of the five members of the TNC Board and various management personnel of TNC are also employees of Terra. At its March 27, 1995 meeting the TNC Board appointed an independent committee of two directors, neither of whom is affiliated with Terra or TNC, to consider the fairness of the proposed merger with Terra. The independent committee retained independent legal counsel and an independent financial advisor. Terra provided the independent committee with projections of TNCLP's future operating results, which projections and assumptions are summarized in Appendix A. Terra cautioned that any projections of TNCLP's financial performance are inherently unreliable because actual results will be affected by many factors such as market prices for products, industry capacity, business cycles, weather and the cost of natural gas.

          In approving the $30 per unit merger proposal on March 27, 1995, the Terra Board received information and analyses from Terra management and Terra's financial advisor, Merrill Lynch & Co. The acquisition by Terra of all of the publicly traded units was considered advantageous because the need to segregate TNCLP's operations from Terra's wholly owned nitrogen fertilizer business would be eliminated, as would the costs of separate SEC reports, audits, tax filings and other functions, and Terra could have applied insurance proceeds received with respect to the destruction of its Port Neal, Iowa facility in a more tax efficient manner.

          The TNCLP senior units are traded on the New York Stock Exchange (symbol: TNH), which is the principal trading market for such securities. On May 2, 1995, there were 7,636,364 senior units outstanding, held by approximately 1,000 holders of record and an estimated 12,500 beneficial
holders.   Terra intends to conduct its purchase program so that the units will continue to be eligible for trading on the NYSE and TNCLP will continue to be subject to the SEC's reporting requirements. The purchase of senior units by Terra will, however, reduce the number of senior units that might otherwise trade publicly and could reduce the number of holders of senior units, which could adversely affect the liquidity and market value of the remaining senior units held by the public. On March 24, 1995, the last full trading day prior to the announcement of Terra's offer, the price of the senior units ranged from $26.75 to $27.50 per unit and the closing price was $27.50 per unit. For historical trading prices of the senior units, see Appendix B.

          Under the terms of the partnership agreement, TNCLP has the right to redeem outstanding senior units under certain circumstances. TNCLP would have this right after December 31, 1995 if Terra has acquired approximately 4.3 million senior units and after March 31, 1997 if Terra has acquired approximately 2.9 million senior units. Although Terra reserves the right to reconsider in the future whether to acquire all of the senior units, it does not have any present plan or intention of doing so.

          Mr. Joyce also stated that Terra and TNC, as general partner of TNCLP, are making no recommendations to public unitholders to sell their units in the market, to Terra or otherwise.

                                                                      APPENDIX A

     Attached is a summary of certain projections used by Terra in its valuation of TNCLP's senior preference units. Neither Terra nor TNCLP as a matter of course makes any public disclosure of any forecasts or projections as to the future performance or earnings of Terra or TNCLP or its assumptions as to the prices for its nitrogen fertilizer products or the cost of natural gas. The attached data are presented only because such information was given by Terra to the independent committee of the board of directors of TNC in April 1995.

     The attached includes projections as to TNCLP's (i) net revenues, (ii) gross profit , (iii) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iv) Available Cash (as defined in TNCLP's partnership agreement) and (v) distributions per senior unit for each of the years 1995 through 2004. The attached also sets forth the assumptions of Terra's management as to the selling prices for TNCLP's nitrogen fertilizer products and the cost of natural gas for each such year, which are the basis for such projections. With respect to selling prices, these assumptions are based on Terra management's then current views as to, among other things, the supply and demand for nitrogen fertilizer, including the effect of industry capacity constraints, new capacity and overseas demand. The assumptions as to natural gas costs are based on prices then available in the market under long-term swaps. Terra management's views as to prices of nitrogen fertilizer and natural gas differ from those of some industry consultants, some of whom project higher nitrogen fertilizer prices and lower natural gas costs than Terra management. The attached projections also assume (i) annual capital expenditures of approximately $5 million to $6 million, (ii) repayment as of June 30, 1995 of TNCLP's outstanding $35 million term loan, (iii) cash balances are decreased by approximately $36 million during 1995, with such amount paid as distributions for 1995 (there can be no assurance that such reduction in cash balances or distribution will be proposed to or approved by the TNC board in 1995 or any subsequent period), (iv) general and administrative and marketing expense increases on a relatively constant basis from 1995 through 2004 and (v) all senior preference units are, as provided in TNCLP's partnership agreement, either converted into common units (on a one for one basis) or continue to be entitled to distributions in excess of the minimum preferential distribution of $0.605 per year. As a partnership, TNCLP does not pay any federal income taxes.

     The attached projections were not prepared with a view to public disclosure and are included herein only because such information was provided to the TNC special committee and its financial advisors. In addition, such projections were not prepared with a view toward compliance with (i) published guidelines of the Securities and Exchange Commission (the "SEC") or the American Institute of Certified Public Accountants regarding projections and forecasts or (ii) generally accepted accounting principles. Such projections, although presented with numerical specificity, are based on a number of estimates and assumptions (including, without limitation, those described above) and are subject to significant economic and competitive uncertainties and contingencies (including business cycles, weather, government agricultural policy and other government regulations), most of which are beyond the control of Terra, TNCLP and TNC. In addition, the markets for nitrogen fertilizer and natural gas are historically
volatile and cyclical.   Accordingly, actual results may be materially higher or
lower than those projected, and the attachment herein should not be regarded as
a
representation by Terra, TNCLP or TNC or any other person or entity that such projections or the estimates and assumptions upon which they were based will prove to be correct. None of Terra, TNCLP or TNC assume any responsibility for the accuracy of such projections or such estimates or assumptions. No inference can or should be drawn from such projections as to the likelihood that the assumptions underlying such projections will be realized or that actual performance will equal or exceed such projections. Neither Terra's nor TNCLP's
independent certified public accountants have reviewed the projections.   Except
for the requirements of TNCLP's partnership agreement, here can be no assurances as to the amount of distributions that will be paid to holders of senior units in any period.

     Although the projections have been prepared in good faith and on a reasonable basis and although the significant assumptions underlying the projections have been included herein, the preparation and disclosure of such projections may not comply with the SEC's policy on projections since, among other things, (i) an outside review of the projections has not been obtained as suggested in the guidelines, (ii) the projections cover a period which is longer than that suggested in the guidelines, (iii) several sets of projections based on varying assumptions have not been prepared to the extent contemplated by the guidelines, and (iv) Terra has not analyzed, and accordingly, has not included herein , the accuracy or inaccuracy of projections for prior periods as suggested in the guidelines.

     The assumptions and estimates used in the projections were based on the views of management at the time the projections were prepared and delivered to the independent committee of TNC's board of directors. Terra has not updated, and does not intend to update, the projections to reflect later-obtained information or changes in market and other conditions. Therefore, there can be no assurance that any of the assumptions or projections included herein are applicable as of any period subsequent to the delivery thereof to the independent committee.

     The projections should be read in connection with TNCLP's historical financial results, which are otherwise publicly available.

TERRA NITROGEN COMPANY, L.P.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                           FYE December 31,
                                   -------------------------------------------------------------------------------------------------
                                      1995      1996      1997      1998      1999      2000      2001      2002      2003      2004
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

Selling Prices and Gas Costs Assumptions

Ammonia (a)                        $197.02   $165.00   $155.00   $150.00   $150.00   $155.00   $155.00   $150.00   $155.00   $160.00

Urea (a)                            178.32    155.00    145.00    145.00    150.00    155.00    150.00    145.00    155.00    165.00

Uan (a)                              82.00     84.00     85.00     83.00     86.00     90.00     86.00     83.00     86.00     90.00

Natural Gas Costs $/MMBTU             2.07      2.05      2.06      2.19      2.32      2.46      2.58      2.71      2.84      2.97


Financial Projections
(dollars in million, except per unit distribution)

Net Revenues                        $402.9    $377.8    $371.7    $368.4    $377.6    $394.0    $383.3    $375.8    $389.5    $408.5

Gross Profit                         166.8     149.9     139.3     125.7     125.0     129.0     108.8      89.0      92.5      99.0

EBITDA                               161.5     144.6     133.9     120.2     119.5     123.3     103.0      83.6      86.8      92.8

Total Available Cash (b)             162.0     138.5     148.6     116.3     114.6     117.8     100.4      80.8      82.3      87.9

Distribution Per Senior Unit (c)     $6.18     $5.56     $5.83     $4.97     $4.92     $5.01     $4.55     $3.94     $4.00     $4.21

(a) Netback price $/short ton.
(b) As defined in the Partnership Agreement.
(c) Assumes 7.64 million units outstanding.

                                                                      APPENDIX B


     The high and low sales prices of the senior units for each quarterly period in 1995, 1994 and 1993, as reported on the New York Stock Exchange Composite Tape, were as follows:

                                             High       Low
                                            -------   -------
1995:
  Second quarter (through May 10, 1995)..   $32 1/4   $30 1/8
  First quarter..........................    30 1/2    24 1/8

1994:
  Fourth quarter.........................   $28 3/8   $22 1/8
  Third quarter..........................    29 1/2    24 1/2
  Second quarter.........................    30 1/4    26 1/4
  First quarter..........................    31        25

1993:
  Fourth quarter.........................   $26 3/8   $23 3/8
  Third quarter..........................    27 3/8    23 1/4
  Second quarter.........................    27 3/8    21 3/8
  First quarter..........................    23 3/8    21 3/8